Exhibit 10.02

RESTRICTED SHARES AWARD AGREEMENT

This Restricted Shares Award Agreement (the “Award Agreement”), made as of the 21st day of February, 2006 (the “Grant Date”), between Apex Silver Mines Limited, a Cayman Islands corporation (“Apex”), and Keith R. Hulley (“Mr. Hulley”).

WHEREAS, Apex desires to encourage and enable Mr. Hulley to acquire a proprietary interest in Apex through the ownership of Apex’s ordinary shares, par value US$0.01 per share (the “Ordinary Shares”) pursuant to the terms and conditions of the Apex Silver Mines Limited 2004 Equity Incentive Plan (the “Plan”) and this Award Agreement.  Such ownership will provide Mr. Hulley with a more direct stake in the future of Apex and encourage Mr. Hulley to continue to serve as a Director of Apex.

1.             Grant of Restricted Shares.

1.1           The Company hereby grants to Mr. Hulley 20,000 restricted Ordinary Shares (the “Restricted Shares”) on the terms and conditions set forth in this Award Agreement.

1.2           Mr. Hulley’s rights with respect to the Restricted Shares shall remain forfeitable at all times prior to the dates set forth below (each a  “Lapse Date”):

Number of Shares	Lapse Date
5,000	February 21, 2007
5,000	February 21, 2008
5,000	February 21, 2009
5,000	February 21, 2010

1.3           This Award Agreement shall be construed in accordance with, and subject to, the terms of the Plan.  For purposes of this Award Agreement, all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.             Rights of Participant.

2.1           Except as provided in Section 2.2, Section 6 and otherwise in this Award Agreement, Mr. Hulley shall be entitled, at all times on and after the Grant Date, to exercise all rights, powers and privileges of a shareholder with respect to the Restricted Shares (whether or not the restrictions thereon shall have lapsed), other than those Restricted Shares which have been forfeited pursuant to Section 3.2 hereof.

2.2           Prior to the earlier of the Lapse Date or the Accelerated Lapse Date (as defined below in Section 3.1), Mr. Hulley shall not be entitled to transfer, sell, pledge, encumber, hypothecate or assign the Restricted Shares (collectively, the “Transfer Restrictions”).

3.             Lapse of Restrictions.

3.1           The Transfer Restrictions and all other restrictions with respect to the Restricted Shares shall lapse, and such Restricted Shares shall become fully nonforfeitable on the earlier of the following dates:

(a)           the applicable Lapse Date, provided Mr. Hulley continues to serve as a director of Apex until such Lapse Date; or

(b)           the date (the “Accelerated Lapse Date”) of Mr. Hulley’s termination of service as a director of Apex (i) as the result of Mr. Hulley’s death or Disability, (ii) as the result of Mr. Hulley’s removal as a director of Apex without cause or his failure to be reelected as a director of Apex by Apex Shareholders, or (iii) in anticipation or as the result of a Change in Control as provided in Section 4.

3.2           Upon the termination of Mr. Hulley’s service as a director of Apex prior to a Lapse Date, other than as provided in Section 3.1(b), the Restricted Shares with respect to which the Transfer Restrictions have not yet lapsed shall be forfeited and automatically transferred to and reacquired by Apex at no cost to Apex, and neither Mr. Hulley nor his heirs, executors, administrators or successors shall have any right or interest in the Restricted Shares.

4.             Change of Control.  Upon the occurrence of a Change of Control, the Transfer Restrictions and all other restrictions shall lapse, the Restricted Shares shall become fully nonforfeitable, and the Board shall have the power and discretion to provide for modification of this award of Restricted Stock in accordance with the Plan.  The provisions of this Section 4 shall not apply to any transaction undertaken for the purpose of reincorporating Apex under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of Apex’s capital stock.

5.             Escrow and Delivery of Shares.

5.1           Certificates representing the Restricted Shares shall be issued in the name of Mr. Hulley and held by Apex in escrow and shall remain in the custody of Apex until (i) their delivery to Mr. Hulley or his estate as set forth in Section 5.2, or (ii) their forfeiture and transfer to Apex as set forth in Section 3.2.

5.2           Certificates representing the Restricted Shares shall be delivered to Mr. Hulley as soon as practicable following the Lapse Date or Accelerated Lapse Date, provided that Mr. Hulley has satisfied all applicable tax withholding requirements with respect to the Restricted Shares.

(a)           If the Accelerated Lapse Date occurs as a result of Mr. Hulley’s death, certificates representing the Restricted Shares shall be delivered to Mr. Hulley’s estate as soon as practicable following Apex’s receipt of an official death certificate or other evidence of death acceptable to Apex, provided that Mr. Hulley’s estate has satisfied all applicable tax withholding requirements with respect to the Restricted Shares.

6.             Dividends; Voting Rights.

6.1           All dividends declared and paid by Apex on Restricted Shares shall be held by Apex in escrow for the account of Mr. Hulley.  Dividends so held shall not bear interest.  Upon the earlier of the Lapse Date or the Accelerated Lapse Date, the dividends shall be paid to Mr. Hulley or his estate, as the case may be.  Upon the forfeiture of the Restricted Shares pursuant to Section 3.2, all related dividends shall also be forfeited.

6.2           Mr. Hulley shall not have the right to vote all or any portion of the Restricted Shares until the earlier of the applicable Lapse Date or the Accelerated Lapse Date.

7.             Adjustments Upon Recapitalization.  If, by reason of a recapitalization or other change in corporate or capital structure, Mr. Hulley shall be entitled to new, additional or different shares of stock or securities of Apex or any successor Company or entity or other property pursuant to Section 11 of the Plan, such new, additional or different shares or other property shall thereupon be subject to all of the conditions and restrictions which were applicable to the Restricted Shares immediately prior to such recapitalization or other change in corporate or capital structure.

8.             Withholding of Taxes.  If Mr. Hulley makes an election under Section 83(b) of the Code with respect to the grant of Restricted Shares, the grant of the Restricted Shares shall be conditioned upon the prompt payment by Mr. Hulley to Apex of an amount equal to the applicable federal, state and local income taxes and other amounts required by law to be withheld (the “Withholding Taxes”) in connection with such election.  If Mr. Hulley does not make an election under Section 83(b) of the Code with respect to the grant of Restricted Shares, Mr. Hulley shall pay to Apex the Withholding Taxes upon the earlier of a Lapse Date or Accelerated Lapse Date.  The delivery of the Restricted Shares and related dividends shall be conditioned upon the prior payment of the applicable Withholding Taxes.

The Company shall have the right to require Mr. Hulley or Mr. Hulley’s beneficiaries or legal representatives to remit to Apex an amount sufficient to satisfy any Cayman Islands or United States federal, state and local withholding tax requirements.  Whenever payments under the Plan or this Award Agreement are to be made to Mr. Hulley in cash, such payments shall be net of any amounts sufficient to satisfy all applicable taxes, including without limitation, all applicable Cayman Islands or United States federal, state and local withholding tax requirements to be withheld or submitted by Apex concerning such payments.  The Board may, in its sole discretion, permit Mr. Hulley to satisfy the withholding obligation either by (i) surrendering Ordinary Shares owned by Mr. Hulley or (ii) having Apex withhold from Ordinary Shares otherwise deliverable to Mr. Hulley.  Ordinary Shares surrendered or withheld shall be valued at their Fair Market Value, as defined in the Plan as of the date on which income is required to be recognized for income tax purposes.

9.             Modification of Award Agreement.  Except as set forth in the Plan and in this Award Agreement, this Award Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

10.          Plan Controlling.  This Award Agreement is intended to conform in all respects with the requirements of the Plan.  Inconsistencies between the requirements of this Award Agreement and the Plan shall be resolved according to the terms of the Plan.  Mr. Hulley acknowledges receipt of a copy of the Plan.

11.          Severability.  Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Award Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

12.          Governing Law.  This Award Agreement and all rights arising hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado.

13.          Successors in Interest.  This Award Agreement shall inure to the benefit of and be binding upon any successor to Apex and upon Mr. Hulley’s heirs, executors, administrators and successors.

APEX SILVER MINES LIMITED

By:	/s/ Jeffrey G. Clevenger
	Name:	Jeffrey G. Clevenger
	Title:	President and Chief Executive Officer

MR. HULLEY

/s/ Keith R. Hulley
	Name:	Keith R. Hulley